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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Valence Technology, Inc. and subsidiaries (companies in the development stage) (the "Company") on Form S-8 for 1,090,000 shares of Common Stock reserved for issuance under the 1990 Stock Plan and the 1996 Non-Employee Directors' Stock Plan of our report dated May 2, 1997 of our audits of the consolidated financial statements of the Company as of March 30, 1997 and March 31, 1996 and for the period of March 3, 1989 (date of inception) to March 30, 1997 and for each of the three years in the period ending March 30, 1997, which report is included in the Annual Report on Form 10-K for the year ended March 30, 1997.


/s/ Coopers & Lybrand L.L.P.

San Jose, California
December 22, 1997